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FOR RELEASE AT 6:00 P.M. EST                                     EXHIBIT 99.1

                                     Client:   Crown Castle International Corp.

                                     Contacts: Charles C. Green, III, CFO
                                               Crown Castle International
                                               713-570-3000

                                               Ken Dennard, Easterly I.R.
                                               Kdennard@easterly.com
                                               713-529-6600


          December 9, 1998 -- Houston, Texas -- Crown Castle International Corp. ("CCIC") (NASDAQ: TWRS), announced today that it is offering in a Rule 144A/Regulation S distribution $200 million of its senior exchangeable pay-in-kind preferred stock. CCIC has the option to exchange the exchangeable preferred stock for its senior subordinated pay-in-kind exchange debentures.
The offering is expected to close later this month. The net proceeds of the offering are anticipated to be used for the proposed joint venture with Bell Atlantic Mobile, to repay outstanding bank borrowings and for general corporate purposes.

          The exchangeable preferred stock has not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.